Exhibit 4.1

COMERICA INCORPORATED

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

First Supplemental Indenture

dated as of January 30, 2024

To

Senior Indenture

dated as of May 23, 2014

FIRST SUPPLEMENTAL INDENTURE, dated as of January 30, 2024 (this “First Supplemental Indenture”), between COMERICA INCORPORATED, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of May 23, 2014, between the Company and the Trustee (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”) to be issued in one or more series up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Base Indenture;

WHEREAS, Section 9.1(5) of the Base Indenture provides that without the consent of the Holders of any of the Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time or at any time enter into an indenture or indentures supplemental thereto to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, no amendment of the Base Indenture pursuant to this First Supplemental Indenture shall apply to any Security that was outstanding prior to the execution of this First Supplemental Indenture, and each Security that was outstanding prior to the execution of this First Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Base Indenture existing prior to the execution of this First Supplemental Indenture;

WHEREAS, this First Supplemental Indenture has been authorized by the resolutions of the Board of Directors of the Company; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Applicability. Except as otherwise may be provided pursuant to Section 3.1 of the Base Indenture with respect to any particular Security issued after the date hereof, Sections 1.1 through 1.14, inclusive, of this First Supplemental Indenture shall apply to Securities issued after the execution of this First Supplemental Indenture and shall not apply to, or modify the rights of Holders of, any Securities issued before such execution. Whether Securities have been issued after or before the execution of this First Supplemental Indenture may be determined by the Company by reference to the time of either (i) the original issuance of such Securities or (ii) the original issuance of the series of which such Securities are a part pursuant to Section 3.1 of the Base Indenture, as the Company may determine. Any such determination by the Company may (but need not) be set forth in an Officer’s Certificate or supplemental indenture establishing such Securities or series or in such other manner as the Company may determine. In the absence of any such determination, for purposes of this Section 1.1, a Security shall be deemed to be issued at the time of the original issuance of the Security pursuant to Section 3.1. The Trustee shall have no obligation to determine whether any Security has been issued after or before the execution of this First Supplemental Indenture. The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any such determination made by the Company.

Section 1.2 Amendments of Section 1.1 of the Base Indenture. Section 1.1 of the Base Indenture is hereby amended by:

(a) Amending and restating the definition of “Authorized Officer” as follows:

“Authorized Officer” means any officer of the Company designated by a resolution of the Board of Directors to take certain actions as specified in this Indenture and, for purposes of Section 1.5, such officers who shall also constitute “Authorized Officers” as defined therein.”

(b) Adding the following definition immediately following the definition of “Corporation”:

“Covenant Breach” means, with respect to Securities of any series, default in the payment of any sinking fund installment or analogous obligation with respect to any of the Securities of that series when due or failure to perform any other covenant or agreement (other than a covenant or warranty in respect of the Securities of such series a default in the performance or breach of which is specifically dealt with in Section 5.1) with respect to such series as set forth in the Indenture for 60 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Covenant Breach” hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby. For the avoidance of doubt, a Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specifically provided pursuant to Section 3.1 with respect to such Security.”

(c) Adding the following definition immediately following the definition of “Depositary”:

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.”

(d) Adding the following definition immediately following the definition of “Indenture”:

“Instructions” has the meaning specified in Section 1.5.”

(e) Adding the following definition immediately following the definition of “Responsible Officer”:

“Sanctions” has the meaning specified in Section 1.17.”

Section 1.3 Amendment to Section 1.5 of the Base Indenture. Section 1.5 of the Base Indenture is hereby amended by amending and restating the last paragraph thereof in its entirety and by adding a new paragraph immediately thereafter as follows:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.”

Section 1.4 Amendment of the Base Indenture to add new Sections 1.16 and 1.17. The Base Indenture is hereby amended by adding the following new Sections 1.16 and 1.17:

“SECTION 1.16 SUBMISSION TO JURISDICTION.

The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Securities, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 1.17 OFFICE OF FOREIGN ASSETS CONTROL SANCTIONS REPRESENTATIONS.

(a) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”);

(b) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this agreement, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

Section 1.5 Amendment of Section 2.2 of the Base Indenture. The penultimate paragraph of the form of the face of the Securities set forth in Section 2.2 of the Base Indenture is hereby amended by adding the words “or electronic” after the word “manual”.

Section 1.6 Amendment of Section 3.3 of the Base Indenture. The first sentence of the last paragraph of Section 3.3 of the Base Indenture is hereby amended by adding the words “or electronic” after the word “manual”.

Section 1.7 Amendment of Section 3.1 of the Base Indenture. Clause 3.1(18) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(18) if other than as specified in Section 5.2, the Events of Default or Covenant Breaches the occurrence of which would permit the declaration of the acceleration of Maturity pursuant to Section 5.2;”

Section 1.8 Amendment of Section 5.1 of the Base Indenture.

(a) The definition of “Event of Default” contained in Section 5.1 of the Base Indenture is hereby amended by deleting the existing Sections 5.1(2), 5.1(3) and 5.1(4) and replacing them with the following, and references in the Base Indenture to “Event of Default” shall mean Event of Default as such term is so amended:

“(2) default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity and continuance of such default for a period of 30 days; or

(3) [Intentionally omitted]; or

(4) [Intentionally omitted]; or”

(b) The second paragraph of Section 5.2 of the Base Indenture is hereby amended by adding the following sentence at the end of the paragraph:

“For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Section 3.1 with respect to a particular Security or Securities, neither the Trustee nor any Holders shall be entitled to accelerate the maturity of any Security, nor shall the maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.”

Section 1.9 Amendment of Section 5.3 of the Base Indenture. Section 5.3 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The Company covenants that if:

(1) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

(2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof, and such default shall have continued for a period of 30 days, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If an Event of Default or a Covenant Breach with respect to Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”

Section 1.10 Amendment of Section 5.7 of the Base Indenture. Section 5.7 of the Base Indenture is hereby amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default” in each place that such phrase appears.

Section 1.11 Amendment of Section 5.11 of the Base Indenture. Section 5.11 of the Base Indenture is hereby amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default” in each place that such phrase appears.

Section 1.12 Amendment of Section 5.13 of the Base Indenture.

(a) The first paragraph of Section 5.13 of the Base Indenture is hereby amended by adding “Event of Default or a Covenant Breach” to the phrase “default.”

(b) The second paragraph of Section 5.13 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Upon any such waiver, such default shall cease to exist, and any Event of Default or Covenant Breach arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default, Event of Default or Covenant Breach or impair any right consequent thereon.”

Section 1.13 Amendment of Section 6.1 of the Base Indenture.

(a) The first paragraph of Section 6.1(a) of the Base Indenture is hereby amended by replacing the phrase “Event of Default” with the phrase “Event of Default or a Covenant Breach.”

(b) The first paragraph of Section 6.1(b) of the Base Indenture is hereby amended by replacing the phrase “Event of Default” with the phrase “Event of Default or a Covenant Breach.”

Section 1.14 Amendment of Section 6.2 of the Base Indenture. Section 6.2 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“If a default, Event of Default or Covenant Breach occurs hereunder with respect to Securities of any series, of which a Responsible Officer of the Trustee has written notice, the Trustee shall give the Holders of Securities of such series notice of such default, Event of Default or Covenant Breach within 90 days of its occurrence; provided, however, that in the case of any Covenant Breach with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to Securities of such series.”

Section 1.15 Amendment of Section 6.3 of the Base Indenture.

(a) Section 6.3(i) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(i)

the Trustee shall not be charged with knowledge of any default, Event of Default or Covenant Breach with respect to the Securities, unless written notice of any event which is in fact such default, Event of Default or Covenant Breach shall have been given to a Responsible Officer of the Trustee at the Corporate Trust Officer of the Trustee by the Company or by any Holder of the Securities, and such notice references the Securities and this Indenture;”

(b) Section 6.3(j) of the Base Indenture is hereby amended by inserting “punitive” after “indirect,”

(c) Section 6.3(k) of the Base Indenture is hereby amended by deleting “and” following “hereunder;”

(d) Section 6.3(l) of the Base Indenture is hereby amended by deleting the period at the end thereof and adding “; and”

(e) The Base Indenture is hereby amended by adding the following new Section 6.3(m):

“(m) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.”

Section 1.16 Amendment of Section 8.1 of the Base Indenture. The first clause of Section 8.1 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person (other than the conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety to one or more of the Company’s Subsidiaries), and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:”

Section 1.17 Amendment of Section 11.3 of the Base Indenture. Section 11.3. of the Base Indenture is hereby amended by (a) deleting the word “Trustee” from the heading thereof, (b) by deleting the phrase “by such method as the Trustee shall deem fair and appropriate” in the first parenthetical in the first sentence thereof and replacing such phrase with the phrase “by the Trustee by lot” and (c) deleting the second paragraph thereof.

Section 1.18 Amendment of Section 13.3 of the Base Indenture. Section 13.3 of the Base Indenture is hereby amended by inserting the phrase “or a Covenant Breach” after the phrase “Event of Default.”

Section 1.19 Amendment of Section 13.4 of the Base Indenture.

(a) Section 13.4(2) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(2) No Event of Default or Covenant Breach or event which with notice or lapse of time or both would become an Event of Default or Covenant Breach with respect to the Securities of such series shall have occurred and be continuing (A) on the date of such deposit or (B) insofar as subsections 5.1(5) and (6) are concerned, at any time during the period ending on the 90th day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the Company in respect of such deposit (it being understood that the condition in this Clause (B) shall not be deemed satisfied until the expiration of such period).

(b) Section 13.4(4) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(4) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default, Event of Default or Covenant Breach under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound.”

ARTICLE II

MISCELLANEOUS

Section 2.1 Ratification of Indenture. The Base Indenture is modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Base Indenture of the Trustee, the Company and the Holders of the Notes shall be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this First Supplemental Indenture are deemed to be part of the terms and conditions of the Base Indenture for any and all purposes. If any provision of this First Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this First Supplemental Indenture shall control.

Section 2.2 Definitions. All capitalized terms used in this First Supplemental Indenture that are defined in the Base Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise.

Section 2.3 Trustee Not Responsible for Recitals. The Trustee accepts the modification of the Base Indenture affected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Base Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the Recitals contained herein, which Recitals shall be taken as the statements of the Company. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.4 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 2.5 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 2.6 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture or in any other certificate, agreement or document related to this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 2.7 Successors and Assigns. All the covenants, stipulations, promises and agreements in this First Supplemental Indenture by or on behalf of the Company shall bind its successors and assigns, whether expressed or not.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

COMERICA INCORPORATED

By:	/s/ James J. Herzog
Name: James J. Herzog
Title: Senior Executive Vice President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Terence Rawlins
Name: Terence Rawlins
Title: Vice President

[Signature Page to First Supplemental Indenture]